Exhibit 99.1

News Release

Analysts and Media Contact:

Susan Giles (972) 855-3729

Atmos Energy Corporation Reports Earnings for the

Fiscal 2010 Second Quarter and Six Months; Reaffirms Fiscal 2010 Guidance

DALLAS (May 5, 2010)—Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its fiscal 2010 second quarter and six months ended March 31, 2010.

•	Fiscal 2010 second quarter net income was $114.1 million, or $1.22 per diluted share, compared with $129.0 million, or $1.40 per diluted share in the prior-year quarter.

•

Consolidated results include noncash, unrealized net losses of $25.5 million, or ($0.27) per diluted share for the second quarter of fiscal 2010, compared with net losses of $3.3 million, or ($0.04) per diluted share for the prior-year quarter.

•

Net income for the fiscal 2010 second quarter includes the positive impact of a state sales tax refund of $4.5 million, or $0.05 per diluted share, while net income for the second quarter of fiscal 2009 included the positive impact of several one-time items totaling $15.7 million or $0.17 per diluted share.

•	Atmos Energy still expects fiscal 2010 earnings to be in the previously announced range of $2.15 to $2.25 per diluted share, excluding unrealized gains and losses.

For the six months ended March 31, 2010, net income was $207.5 million, or $2.22 per diluted share, compared with net income of $205.0 million, or $2.23 per diluted share for the same period last year. Included in the current period net income is the positive impact of a state sales tax refund of $4.5 million, or $0.05 per diluted share. Net income for the prior-year period included the positive impact of several one-time items totaling $19.5 million, or $0.21 per diluted share. Results from nonregulated operations include noncash, unrealized net gains of $2.6 million, or $0.03 per diluted share for the six months ended March 31, 2010, compared with net losses of $16.9 million, or ($0.19) per diluted share for the prior-year period. For the current six-month period, regulated operations contributed $174.7 million of net income, or $1.87 per diluted share, and nonregulated operations contributed $32.8 million of net income, or $0.35 per diluted share.

“Our regulated operations successfully passed the stress test from increased demand for extended periods due to very cold weather this quarter,” said Robert W. Best, chairman and chief executive officer of Atmos Energy Corporation. “Making sizeable infrastructure investments over the last several years, coupled with accelerated recognition of these investments in our rates, proved to be a win-win strategy for our customers and our shareholders this winter. Although our nonregulated operations remain sensitive to the ongoing weakened economy, we remain confident that Atmos Energy is on track to meet our previously announced guidance for fiscal 2010 of earning between $2.15 and $2.25 per diluted share,” Best concluded.

Results for the 2010 Second Quarter Ended March 31, 2010

Natural gas distribution gross profit increased $18.3 million to $385.4 million for the fiscal 2010 second quarter, compared with $367.1 million in the prior-year quarter. This increase reflects a net $12.7 million increase in rates principally in the company’s West Texas, Mid-Tex, Louisiana and Mississippi service areas and an $8.7 million increase associated with a 26 percent increase in consolidated distribution throughput, primarily from colder weather. These increases were partially offset by a $7.0 million decrease related to a prior-year reversal of an accrual for estimated unrecoverable gas costs that did not recur in the current year.

Regulated transmission and storage gross profit decreased $4.0 million to $55.2 million for the quarter ended March 31, 2010, compared with $59.2 million for the same period last year. This decrease is due primarily to a $3.5 million quarter-over-quarter decrease from lower per-unit transportation margins largely due to narrower basis spreads and a $2.8 million decrease from routine sales of excess inventory. These decreases were partially offset by a $3.2 million increase in transportation margins due to increased deliveries to the company’s Mid-Tex service area as a result of colder weather. However, consolidated throughput decreased 20 percent from the prior-year quarter primarily from a decline in Barnett Shale activity.

Natural gas marketing gross profit decreased $17.0 million to $6.5 million for the fiscal 2010 second quarter, compared with $23.5 million for the fiscal 2009 second quarter. Atmos Energy Marketing’s (AEM) realized storage and trading margins increased by $27.0 million quarter over quarter. During the first quarter of fiscal 2010, AEM elected to defer storage withdrawal gains and roll the associated financial instruments to the second quarter. This is in contrast to fiscal 2009, when AEM recognized storage withdrawal gains in the first fiscal quarter. Partially offsetting the increase was a $6.0 million decrease in delivered gas margins due to decreased per-unit margins on consolidated sales volumes that were flat quarter over quarter. Additionally, unrealized margins decreased $38.0 million quarter-over-quarter.

Pipeline, storage and other gross profit decreased $2.9 million to $7.7 million for the quarter ended March 31, 2010, compared with $10.6 million for the same period last year. The quarter-over-quarter decrease was due principally to lower margins earned on storage optimization activities of $6.5 million and reduced physical basis spreads of $1.8 million. These decreases in gross profit were partially offset by an increase in unrealized margins of $4.2 million.

Consolidated operation and maintenance expense for the quarter ended March 31, 2010, was $117.1 million, compared with $121.7 million for the prior-year quarter. Excluding the provision for doubtful accounts, operation and maintenance expense for the current quarter decreased $6.2 million, compared with the prior-year quarter. The decrease is due primarily to a $7.4 million state sales tax refund, a $2.7 million reduction in legal and other administrative costs, partially offset by a $5.4 million increase in employee wages and benefits costs.

The provision for doubtful accounts was $3.6 million for the three months ended March 31, 2010, compared with $2.0 million for the same period last year. The $1.6 million increase primarily reflects higher revenues during the current quarter.

Interest charges for the three months ended March 31, 2010, were $39.6 million, compared with $35.5 million for the same period last year. The $4.1 million quarter-over-quarter increase is due primarily to the effect of the company’s March 2009 issuance of $450 million 8.50% senior notes to redeem $400 million 4.00% senior notes in April 2009.

Results for the fiscal 2009 second quarter were favorably impacted by a one-time tax benefit of $11.3 million, which arose in the prior-year quarter after the company updated the tax rates used to record its deferred taxes.

Results for the Six Months Ended March 31, 2010

Natural gas distribution gross profit increased $14.5 million to $680.0 million for the six months ended March 31, 2010, compared with $665.5 million in the prior-year period. This increase is due largely to a $22.5 million increase in rates, primarily in the company’s West Texas, Mid-Tex, Louisiana and Mississippi service areas and an $11.0 million increase associated with an 18 percent increase in consolidated distribution throughput. Partially offsetting these increases in gross profit was a decrease resulting from the absence in the current period of a non-recurring $8.3 million update to the estimate for gas delivered to customers but not yet billed, which was recorded in the prior-year period. Additionally, gross profit decreased $7.0 million as a result of the prior-year reversal of an accrual for estimated unrecoverable gas costs that did not recur in the current year.

Regulated transmission and storage gross profit decreased $11.9 million to $102.0 million for the six months ended March 31, 2010, compared with $113.9 million for the same period last year. This period-over-period decrease is due primarily to a $7.5 million decrease attributable to lower per-unit transportation margins largely due to narrower basis spreads and a $3.9 million decrease in demand fees and compression activity. These decreases were partially offset by a $3.1 million increase in revenues resulting from filings under the Texas Gas Reliability Infrastructure Program.

Natural gas marketing gross profit increased $12.7 million to $66.3 million for the fiscal 2010 six-month period, compared with $53.6 million for the prior-year period. Delivered gas margins decreased $8.5 million period over period due to reduced per-unit margins and a three percent decrease in consolidated sales volumes. Additionally, AEM’s storage and trading margins decreased $3.5 million as a result of lower natural gas price volatility in the current-year period, which created fewer opportunities to optimize these assets. Offsetting the decrease in realized margins was a period-over-period increase in unrealized margins of $24.7 million.

Pipeline, storage and other gross profit decreased $5.5 million to $17.7 million for the six months ended March 31, 2010, compared with $23.2 million for the same period last year. The decrease was due principally to lower margins earned on storage optimization of $6.4 million, reduced physical basis spreads earned of $3.7 million and lower margins earned under asset management plans of $3.0 million. Partially offsetting these decreases was an $8.0 million increase in unrealized margins.

Consolidated operation and maintenance expense for the six months ended March 31, 2010, was $241.0 million, compared with $254.4 million for the prior-year period. Excluding the provision for doubtful accounts, operation and maintenance expense for the current six-month period was $234.9 million, compared with $249.1 million for the prior-year period. The $14.2 million decrease resulted primarily from lower pipeline maintenance costs in the company’s Atmos Pipeline-Texas Division of $8.3 million, a $7.4 million state sales tax refund and a $5.5 million reduction in legal and other administrative costs. These decreases were partially offset by an $8.4 million increase in employee wages and benefits costs.

The provision for doubtful accounts was $6.1 million for the six months ended March 31, 2010, compared with $5.3 million for the same period last year. The $0.8 million increase primarily reflects higher revenues during the current fiscal year.

Interest charges for the six months ended March 31, 2010, were $78.3 million, compared with $74.5 million for the six months ended March 31, 2009. The $3.8 million period-over-period increase primarily reflects the effect of the company’s issuance of senior notes with higher interest rates in March 2009, partially offset by lower short-term debt balances and interest rates in the current-year period.

Results for the six months ended March 31, 2009, include the previously mentioned one-time tax benefit of $11.3 million and a $2.1 million noncash charge to impair certain available-for-sale investments. These items did not recur in the current-year period.

The debt capitalization ratio at March 31, 2010, was 48.1 percent, compared with 50.7 percent at September 30, 2009, and 54.1 percent at March 31, 2009. No short-term debt was outstanding at March 31, 2010 and 2009, while short-term debt was $72.6 million at September 30, 2009.

For the six months ended March 31, 2010, the company generated operating cash flow of $483.5 million, a $131.1 million reduction compared with the six months ended March 31, 2009. Operating cash flow for the fiscal 2010 period reflects the recovery of lower gas costs through purchased gas recovery mechanisms and sales. This is in contrast to the fiscal 2009 period, when operating cash flow was favorably influenced by the recovery of high gas costs during a period of falling prices.

Capital expenditures increased to $232.6 million for the six months ended March 31, 2010, compared with $221.3 million for the same period last year. The $11.3 million increase primarily reflects spending for the relocation of the company’s information technology data center.

Outlook

The leadership of Atmos Energy remains focused on enhancing shareholder value by delivering consistent earnings growth. Atmos Energy continues to expect fiscal 2010 earnings to be in the range of $2.15 to $2.25 per diluted share, excluding any mark-to-market impact. Major assumptions underlying the earnings projection remain materially unchanged. Capital expenditures for fiscal 2010 remain unchanged and are expected to range from $520 million to $535 million.

However, the valuation on September 30, 2010, of the company’s nonregulated physical storage inventory and associated financial instruments (“mark-to-market”), as well as changes in events or other circumstances that the company cannot currently anticipate or predict, could result in earnings for fiscal 2010 that are significantly above or below this outlook. Factors that could cause such changes are described below in Forward-Looking Statements and in other company reports filed with the Securities and Exchange Commission.

Conference Call to be Webcast May 6, 2010

Atmos Energy will host a conference call with financial analysts to discuss the financial results for the fiscal 2010 second quarter and first six months on Thursday May 6, 2010, at 10 a.m. EDT. The telephone number is 877-485-3107. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day. Atmos Energy senior leadership who will participate in the conference call include Bob Best, chairman and chief executive officer; Kim Cocklin, president and chief operating officer; and Fred Meisenheimer, senior vice president, chief financial officer and treasurer.

Highlights and Recent Developments

Agreement Reached on Fort Necessity Storage Project

On March 19, 2010, Atmos Energy entered into an option and acquisition agreement with Delhi Gas Storage, LLC, a subsidiary of Icon NGS, LLC, to provide Delhi the exclusive option to develop the proposed Fort Necessity salt-dome natural gas storage project in Franklin Parish, Louisiana. If the option is exercised, the company will retain a non-controlling equity position in Fort Necessity and will share in a percentage of the profits.

This news release should be read in conjunction with the attached unaudited financial information.

Forward-Looking Statements

The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company’s other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company’s ability to continue to access the capital markets and the other factors discussed in the company’s reports filed with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009 and in the company’s Quarterly Report on Form 10-Q for the three months ended December 31, 2009. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is the country’s largest natural-gas-only distributor, serving over three million natural gas distribution customers in more than 1,600 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast and manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Atmos Energy is a Fortune 500 company. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation

Financial Highlights (Unaudited)

Statements of Income	Three Months Ended March 31		Percentage Change
(000s except per share)	2010	2009

Gross Profit:
Natural gas distribution segment	$385,385	$367,080	5%
Regulated transmission and storage segment	55,181	59,234	(7)%
Natural gas marketing segment	6,480	23,544	(72)%
Pipeline, storage and other segment	7,681	10,616	(28)%
Intersegment eliminations	(406)	(423)	4%

Gross profit	454,321	460,051	(1)%

Operation and maintenance expense	117,088	121,740	(4)%
Depreciation and amortization	53,080	53,450	(1)%
Taxes, other than income	59,613	58,314	2%

Total operating expenses	229,781	233,504	(2)%

Operating income	224,540	226,547	(1)%

Miscellaneous income (expense)	49	(1,565)	103%
Interest charges	39,582	35,533	11%

Income before income taxes	185,007	189,449	(2)%
Income tax expense	70,881	60,446	17%

Net income	$114,126	$129,003	(12)%

Basic net income per share	$1.22	$1.41
Diluted net income per share	$1.22	$1.40

Cash dividends per share	$.335	$.330

Weighted average shares outstanding:
Basic	92,518	90,895
Diluted	92,853	91,192

	Three Months Ended March 31		Percentage Change
Summary Net Income by Segment (000s)	2010	2009

Natural gas distribution	$102,731	$101,576	1%
Regulated transmission and storage	12,070	19,465	(38)%
Natural gas marketing	20,669	2,061	903%
Pipeline, storage and other	4,165	9,186	(55)%
Unrealized margins, net of tax	(25,509)	(3,285)	(677)%

Consolidated net income	$114,126	$129,003	(12)%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Statements of Income	Six Months Ended March 31		Percentage Change
(000s except per share)	2010	2009

Gross Profit:
Natural gas distribution segment	$680,012	$665,464	2%
Regulated transmission and storage segment	102,041	113,916	(10)%
Natural gas marketing segment	66,265	53,567	24%
Pipeline, storage and other segment	17,671	23,161	(24)%
Intersegment eliminations	(819)	(845)	3%

Gross profit	865,170	855,263	1%

Operation and maintenance expense	240,950	254,417	(5)%
Depreciation and amortization	106,919	106,576	— %
Taxes, other than income	102,165	102,451	— %
Asset impairments	—	2,078	(100)%

Total operating expenses	450,034	465,522	(3)%

Operating income	415,136	389,741	7%

Miscellaneous expense	(220)	(1,866)	(88)%
Interest charges	78,290	74,524	5%

Income before income taxes	336,626	313,351	7%
Income tax expense	129,170	108,385	19%

Net income	$207,456	$204,966	1%

Basic net income per share	$2.22	$2.24
Diluted net income per share	$2.22	$2.23

Cash dividends per share	$.67	$.66

Weighted average shares outstanding:
Basic	92,336	90,637
Diluted	92,681	90,935

	Six Months Ended March 31		Percentage Change
Summary Net Income by Segment (000s)	2010	2009

Natural gas distribution	$154,179	$151,709	2%
Regulated transmission and storage	20,524	27,126	(24)%
Natural gas marketing	25,518	27,637	(8)%
Pipeline, storage and other	4,597	15,442	(70)%
Unrealized margins, net of tax	2,638	(16,948)	116%

Consolidated net income	$207,456	$204,966	1%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	March 31, 2010	September 30, 2009
(000s)

Net property, plant and equipment	$4,590,475	$4,439,103

Cash and cash equivalents	231,153	111,203
Accounts receivable, net	546,356	232,806
Gas stored underground	208,589	352,728
Other current assets	121,261	132,203

Total current assets	1,107,359	828,940

Goodwill and intangible assets	739,750	740,064
Deferred charges and other assets	315,606	335,659

	$6,753,190	$6,343,766

Shareholders’ equity	$2,338,843	$2,176,761
Long-term debt	2,159,475	2,169,400

Total capitalization	4,498,318	4,346,161

Accounts payable and accrued liabilities	521,913	207,421
Other current liabilities	432,469	457,319
Short-term debt	—	72,550
Current maturities of long-term debt	10,131	131

Total current liabilities	964,513	737,421

Deferred income taxes	594,269	570,940
Deferred credits and other liabilities	696,090	689,244

	$6,753,190	$6,343,766

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Six Months Ended March 31
(000s)	2010	2009

Cash flows from operating activities

Net income	$207,456	$204,966
Depreciation and amortization	107,015	106,597
Deferred income taxes	44,097	97,892
Changes in assets and liabilities	113,131	191,533
Other	11,759	13,634

Net cash provided by operating activities	483,458	614,622

Cash flows from investing activities

Capital expenditures	(232,629)	(221,330)
Other, net	(946)	(3,925)

Net cash used in investing activities	(233,575)	(225,255)

Cash flows from financing activities

Net decrease in short-term debt	(75,907)	(353,468)
Net proceeds from issuance of long-term debt	—	446,188
Settlement of Treasury lock agreement	—	1,938
Repayment of long-term debt	(66)	(625)
Cash dividends paid	(62,550)	(60,446)
Issuance of common stock	8,590	12,414

Net cash provided by (used in) financing activities	(129,933)	46,001

Net increase in cash and cash equivalents	119,950	435,368
Cash and cash equivalents at beginning of period	111,203	46,717

Cash and cash equivalents at end of period	$231,153	$482,085

	Three Months Ended March 31		Six Months Ended March 31
Statistics	2010	2009	2010	2009
Consolidated natural gas distribution throughput (MMcf as metered)	197,824	156,621	332,345	282,403
Consolidated regulated transmission and storage transportation volumes (MMcf)	98,418	123,285	194,356	259,143
Consolidated natural gas marketing sales volumes (MMcf)	104,893	104,973	192,122	198,281
Natural gas distribution meters in service	3,222,045	3,223,769	3,222,045	3,223,769
Natural gas distribution average cost of gas	$6.19	$7.10	$5.77	$7.61
Natural gas marketing net physical position (Bcf)	22.7	21.9	22.7	21.9

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